UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
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AUTHORIZE.NET HOLDINGS, INC.
(f/k/a Lightbridge, Inc.)

(Name of Registrant as Specified In Its Charter)

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AUTHORIZE.NET HOLDINGS, INC.
f/k/a Lightbridge, Inc.
293 Boston Post Road West, Suite 220
Marlborough, Massachusetts 01752

NOTICE OF SPECIAL MEETING IN LIEU OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We invite you to attend our Special Meeting in Lieu of 2007 Annual Meeting of Stockholders, which is being held as follows:

Date:	Friday, June 29, 2007

Time:	10:00 a.m.

Location:	Authorize.Net Holdings, Inc. 293 Boston Post Road West, Suite 220 Marlborough, Massachusetts 01752

At the meeting, we will ask you and our other stockholders to:

•	elect one Class II director, for a three-year term; and

•	consider any other business properly presented at the meeting.

You may vote on these matters in person or by proxy. Whether or not you plan to attend the meeting, we ask that you complete and return the enclosed proxy card promptly in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the meeting, you may withdraw your proxy and vote your shares in person. Only stockholders of record at the close of business on May 3, 2007 may vote at the meeting.

By order of the Board of Directors,

Eugene J. DiDonato
Secretary

May 15, 2007

PROXY STATEMENT
FOR THE
AUTHORIZE.NET HOLDINGS, INC.
SPECIAL MEETING IN LIEU OF
2007 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING

The Meeting

The Company’s Special Meeting in Lieu of 2007 Annual Meeting of Stockholders will be held at 10:00 a.m. on Friday, June 29, 2007 at our corporate offices, located at 293 Boston Post Road West, Suite 220, Marlborough, Massachusetts 01752. At the meeting, stockholders who are present or represented by proxy will have the opportunity to vote on the election of one Class II director for a three-year term and on any other business properly presented at the meeting.

This Proxy Solicitation

We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the meeting (including any adjournment or postponement of the meeting).

•	This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	The proxy card is the means by which you actually authorize another person to vote your shares at the meeting in accordance with your instructions.

We will pay the cost of soliciting these proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. At present, we do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation.

We are mailing this proxy statement and the enclosed proxy card to stockholders for the first time on or about May 15, 2007. In this mailing, we are including a copy of our 2006 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2006 (excluding exhibits), as filed with the Securities and Exchange Commission (SEC).

How to Vote

You are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on May 3, 2007. You may vote your shares at the meeting in person or by proxy.

•	To vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•	To vote by proxy, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the meeting. By completing and returning the proxy card, you will direct the persons named on the proxy card to vote your shares at the meeting in the manner you specify.

If you complete all of the proxy card except the voting instructions, then the designated persons will vote your shares FOR the election of the nominated director. If any other business properly comes before the meeting, then the designated persons will have discretion to vote in any manner.

If you vote by proxy, you may revoke your proxy at any time before it is exercised by taking one of the following actions:

•	sending written notice to our Secretary at our address set forth on the notice of meeting appearing on the cover of this proxy statement;

•	voting again by proxy on a later date; or

•	attending the meeting, notifying our Secretary that you are present, and then voting in person.

Shares Held by Brokers or Nominees

If a broker or nominee holds shares of our common stock for you in its name, then this proxy statement may be forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposal described herein. To vote by proxy, you should follow the directions provided with the voting instruction card. If your shares are held by a broker and you do not provide timely voting instructions, the broker may have discretionary authority to vote your shares on matters which are considered routine. For non-routine matters, if you do not provide instructions, the broker will not vote your shares, which results in a “broker non-vote.” To vote your shares in person, you must obtain a properly executed legal proxy from the record holder of the shares which identifies you as the beneficial owner of our shares and authorizes you to act on behalf of the record holder with respect to a specified number of shares.

Quorum Required to Transact Business

At the close of business on April 24, 2007, 28,087,007 shares of common stock were outstanding. Our by-laws require that a majority of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business. We will count abstentions and broker non-votes in determining whether a quorum exists.

Multiple Stockholders Sharing the Same Address

If you and other residents at your mailing address own shares of common stock through a broker or other nominee, you may have received only one copy of this proxy statement and our 2006 Annual Report if you so elected. If you and other residents at your mailing address own shares of common stock in your own names, you may have received only one copy of this proxy statement and our 2006 Annual Report unless you provided our transfer agent with contrary instructions.

This practice, known as “householding,” is designed to reduce our printing and postage costs. You may promptly obtain an additional copy of this proxy statement and our 2006 Annual Report by sending a written request to Authorize.Net Holdings, Inc., Investor Relations, 293 Boston Post Road West, Suite 220, Marlborough, Massachusetts 01752, by calling our Investor Relations department at 508-229-3215 or by sending an e-mail to tobrien@lightbridge.com or tobrien@authorize.net. If you hold your shares through a bank or other nominee and wish to discontinue householding or change your householding election, you may do so by calling 1-800-542-1061 or writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Englewood, NY 11717. If you hold your shares in your own name and wish to discontinue householding or change your householding election, you may do so by calling 1-800-937-5449 or writing to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038.

PROPOSAL: ELECTION OF ONE CLASS II DIRECTOR

The only proposal on the agenda for the meeting is the election of one person to serve as a Class II director for a three-year term beginning at the meeting and ending at our 2010 annual meeting of stockholders. Our Board currently has five members and is divided into three classes. We currently have two Class I directors, one Class II director and two Class III directors. Members of each class of directors serve for three-year terms. We stagger these terms so that the term of only one class expires each year.

Nominee for Election

The nominee for re-election as a Class II Director is Rachelle B. Chong. A brief biography of Ms. Chong as of April 24, 2007 follows. You will find information on Ms. Chong’s holdings of common stock in the Stock Owned by Directors, Executive Officers and Greater-than-5% Stockholders table.

Rachelle B. Chong Class II Director Nominee	Ms. Chong has served as one of our directors since February 2001. She joined our Board under the terms of our merger agreement with Corsair Communications, Inc. Ms. Chong had served as a director of Corsair since December 1998. Since January 2006, she has served as a commissioner of the Public Utilities Commission of the State of California. Since July 2001, she has been President of Carina Jewelry Inc., a retail jewelry business and e-commerce company. From January 2000, she has served as General Counsel and Vice President, Government Affairs, of BroadBand Office, Inc. (BBO), a provider of communications, Internet and e-business solutions in large office buildings. Prior to BBO, she was a partner specializing in communications and Internet matters with the multinational law firm of Coudert Brothers in San Francisco and Palo Alto, CA. From May 1994 to November 1997, she served as a Commissioner of the Federal Communications Commission in Washington, D.C. Prior to her federal government service, Ms. Chong was a partner with the international law firm of Graham & James in San Francisco, CA. Ms. Chong is 47 years old.

If for any reason Ms. Chong becomes unavailable for election, the persons designated in the proxy card may vote the shares represented by proxy for the election of a substitute. Ms. Chong has consented to serve as a director if elected, and we currently have no reason to believe that she will be unable to serve.

The one person receiving the greatest number of votes cast will be elected as a Class II director.

Our Board of Directors recommends that you vote FOR the election of Ms. Chong as a Class II Director.

OUR BOARD OF DIRECTORS

Background Information About Directors Continuing in Office

The Class III and Class I directors will continue in office following the meeting, and their terms will expire in 2008 (Class III) and 2009 (Class I). Brief biographies of these directors, as of April 24, 2007, follow. You will find information about their holdings of common stock in the Stock Owned by Directors, Executive Officers and Greater-than-5% Stockholders table.

Robert E. Donahue Class III Director	Mr. Donahue joined our Board of Directors in January 2004, and has served as our President and Chief Executive Officer (“CEO”) since August 2004. From November 2003 to January 2004, Mr. Donahue provided financial consulting services to KO Instruments, Inc., an electronic instruments manufacturer. From November 2002 until November 2003, Mr. Donahue was Vice President and General Manager, Americas After Market Solutions at Celestica Inc., an electronics manufacturing services provider. From October 2000 to March 2002, Mr. Donahue was President and Chief Operating Officer of Manufacturers Services Ltd., an electronic manufacturing services company. From January 1999 to October 2000, Mr. Donahue was President and Chief Financial Officer at Manufacturers Services Ltd. and from August 1997 to January 1999, he was Chief Financial Officer of that company. Mr. Donahue is 58 years old.

Kevin C. Melia Class III Director	Mr. Melia has served on the Board of Directors since October 2002, and was elected Chairman of the Board in March 2003. From January 2002 through January 2003, he served as Chairman and, from June 1994 through January 2002, he served as Chairman and Chief Executive Officer of Manufacturers Services Ltd., an electronic manufacturing services company. He currently serves as Chairman of the Board of Directors of Iona Technologies PLC, a provider of integration software, and as a Director of Radisys Corporation, a hardware design company. Since January 2007, Mr. Melia has served on the Board of Directors of C&S Wholesale Grocers, Inc., a privately held wholesale grocery company, and since August 2004, he has served as co-managing director of Boulder Brook Partners LLC, a privately held investment company. Mr. Melia is 59 years old.

Gary E. Haroian Class I Director	Mr. Haroian was elected to our Board of Directors in February 2005. Mr. Haroian is currently a consultant to emerging technology companies. From April 2000 to October 2002, Mr. Haroian served in various positions at Bowstreet, Inc., a provider of software application tools, including as Chief Financial Officer, Chief Operating Officer and Chief Executive Officer. From February 1997 to April 2000, Mr. Haroian served as Senior Vice President of Finance and Administration and Chief Financial Officer of Concord Communications, Inc., a network management software company. Prior to his tenure at Concord Communications, Inc., for thirteen years Mr. Haroian served in various positions at Stratus Technologies, Inc., a provider of continuously available system solutions for business processes and applications, including as Chief Financial Officer, President and Chief Operating Officer, and Chief Executive Officer. Mr. Haroian served as a Certified Public Accountant for a major public accounting firm prior to his career as an executive in the technology industry. Mr. Haroian is a member of the Board of Directors and Chairman of the Audit Committee of the following companies: Network Engines, Inc., a developer and manufacturer of security and storage appliances; Aspen Technology, Inc., a provider of software and implementation services to the process industries; Embarcadero Technologies, Inc., a provider of data lifecycle management solutions; and Phase Forward Inc., a provider of integrated data management solutions for clinical trials and drug safety. Mr. Haroian is 55 years old.

Andrew G. Mills Class I Director	Mr. Mills has served as one of our directors since May 2000. Mr. Mills was the founder of Intego Solutions, Inc., a company formed to seek opportunities for buyouts and major recapitalizations in the business-to-business information services sector. Mr. Mills served as Chairman of Intego Solutions, Inc. from January 1999 to April 2001. From January 1996 to December 1998, Mr. Mills was President and Chief Executive Officer of Thomson Financial and Professional Publishing Group, a provider of financial, legal, regulatory and human resource information products and work solutions. From 1990 to December 1995, Mr. Mills was President of Thompson Financial Services, a provider of investment research. Mr. Mills is 54 years old.

On August 1, 2006, David G. Turner resigned as a member of our Board of Directors to focus on his other commitments. Mr. Turner was also a member of our Compensation Committee.

CORPORATE GOVERNANCE

Independent Directors

A majority of our directors qualify as independent directors under the rules of The NASDAQ Global Market for purposes of their Board and committee services. Our Board has determined that our independent directors for 2006 were Ms. Chong, Mr. Haroian, Mr. Melia, Mr. Mills and Mr. Turner. At least four times a year, the independent directors meet in sessions at which only the independent directors are present.

Meetings and Committees of the Board of Directors

Our Board held twelve meetings and acted by unanimous written consent three times during the year ended December 31, 2006. All of our incumbent directors attended at least 75% of the meetings of the Board and of committees of the Board on which they served in 2006.

Policies and Procedures for the Review and Approval of Transactions with Related Parties

Our Board has no formal policies and procedures for the review and approval of transactions with related parties. However, the Audit Committee has the responsibility of reviewing and approving transactions with related parties. In connection with the review of any related party transactions, the Audit Committee considers, among other matters, the nature, timing and duration of the transactions, the relationships of the parties to the transactions, whether the transactions are in the ordinary course of the Company’s business, the dollar value of the transactions and whether the transactions are in the interest of the Company. The Audit Committee ratified the related party transactions described below.

Related Party Transactions

On December 31, 2004, Wells Fargo & Company (Wells Fargo) acquired certain assets of Strong Capital Management (Strong Capital). Strong Capital, which was an independent money manager that offered mutual funds to individual investors and accounts for institutional clients, owned the Company’s stock on December 31, 2004.

The Company has ongoing business relationships with a certain affiliate of Wells Fargo that existed prior to Wells Fargo’s acquisition of Strong Capital. Wells Fargo, together with certain of its affiliates, owns more than 10% of the Company’s outstanding stock as reported on a Schedule 13G filed on February 8, 2007. The relationships, which are independent of each other, consist of (i) payments made by the Company to the affiliate of Wells Fargo for fees associated with the Integrated Payment Solution (IPS), an integrated payment gateway and credit card processing account offered to merchants by Wells Fargo Bank, (ii) payments made by the Company to the affiliate of Wells Fargo for credit card interchange fees related to IPS services provided to the Company’s merchant customers and (iii) payments received by the Company from the affiliate of Wells Fargo in accordance with a non-exclusive agreement in which the affiliate of Wells Fargo resells the Company’s gateway services.

Payments made by the Company to the affiliate of Wells Fargo for interchange and bank fees amounted to $2.7 million, and $2.2 million for the years ended December 31, 2006 and 2005, respectively. Payments received by the Company from Wells Fargo and its affiliate amounted to $2.8 million and $2.2 million for the years ended December 31, 2006 and 2005, respectively. Balances due to Wells Fargo and its affiliates were $0.1 million, at December 31, 2006 and 2005. Balances due from Wells Fargo and its affiliates were $0.2 million and $0.3 million, at December 31, 2006 and 2005, respectively. Wells Fargo and its affiliates were not a related party during the year ended December 31, 2004.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, executive officers and directors. Our Code of Ethics includes provisions covering conflicts of interest, business gifts and entertainment, outside activities, compliance with laws and regulations, insider trading practices, antitrust laws, payments to government personnel, bribes or kickbacks, corporate record keeping, accounting records, the reporting of illegal or unethical behavior and the reporting of accounting concerns. Any waiver of any provision of the Code of Ethics granted to an executive officer or director may only be made by the Board. A copy of our Code of Ethics is posted on the Investor Relations section of our web site at www.lightbridge.com or www.authorize.net, and written copies may be requested by contacting Investor Relations, Authorize.Net Holdings, Inc., 293 Boston Post Road West, Suite 220, Marlborough, Massachusetts 01752, by telephone: 508-229-3215, or by sending an e-mail to tobrien@lightbridge.com or tobrien@authorize.net.

Communications with our Board of Directors

Our stockholders may communicate directly with the members of our Board or the individual chair of standing Board committees by writing directly to those individuals care of the Company at 293 Boston Post Road West, Suite 220, Marlborough, Massachusetts 01752. Our policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual.

Policy Regarding Board Attendance

Our directors are expected to attend meetings of the Board and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. It is our policy that the Chairman of the Board or, if the Chairman is unavailable or not independent, another independent director, shall attend every annual meeting of stockholders. Two (2) of our directors at the time, Mr. Donahue and Mr. Melia, attended the Special Meeting in Lieu of 2006 Annual Meeting of Stockholders.

Director Candidates and Selection Process

The Nominating and Governance Committee, in consultation with our Chief Executive Officer and the Chairman of the Board, identifies and reviews candidates for our Board and recommends to our full Board candidates for election to the Board. In selecting new directors, the committee considers any requirements of applicable law or listing standards, a candidate’s strength of character, judgment, business experience and specific area of expertise, factors relating to the composition of the Board (including its size and structure), principles of diversity, and such other factors as the committee deems to be appropriate. As part of this responsibility, the committee is responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the Board and such candidate’s compliance with the independence and other qualification requirements established by the committee or imposed by applicable law or listing standards. The committee has used third-party recruiting firms at times to assist it in identifying nominees for director.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the factors discussed above. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name and address of the stockholder and the class and number of shares beneficially owned by the stockholder and owned of record by the stockholder; and

•	All information relating to the candidate that is required to be disclosed in solicitation of proxies for election of a director, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934 or any other applicable statute, rule or regulation.

The stockholder recommendation and information described above must be sent to our Secretary and must be received at our corporate offices not less than sixty (60) days prior to the date of our annual meeting of stockholders as specified in our by-laws (the fourth Wednesday in May); provided, however, that if our annual meeting is to be held on a date prior to such specified date, and if less than seventy (70) days’ notice or prior public disclosure of the date of such annual or special meeting is given or made, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of such annual or special meeting was mailed or the day on which public disclosure was made of the date of such annual or special meeting.

Mr. Donahue was elected as a director pursuant to the terms of the Donahue Employment Agreement (described below), under which the Company has agreed to nominate him and recommend him for election as a director during the term of his employment.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board has three standing committees: the Audit Committee, the Nominating and Governance Committee and the Compensation Committee. All of the members of the Audit Committee, the Nominating and Governance Committee and the Compensation Committee meet the applicable independence requirements of The NASDAQ Global Market for the committees on which they serve. Our Board has adopted written charters for each of these committees. Copies of each of these charters are posted on the Investor Relations section of our web site at www.lightbridge.com or www.authorize.net and written copies may be requested by contacting Investor Relations, Authorize.Net Holdings, Inc., 293 Boston Post Road West, Suite 220, Marlborough, Massachusetts 01752, Telephone: 508-229-3215 or by sending an e-mail to tobrien@lightbridge.com or tobrien@authorize.net.

The membership of each committee of our Board for 2006 was as follows:

Audit Committee:	Nominating and Governance Committee:	Compensation Committee:
Gary E. Haroian, Chair	Andrew G. Mills, Chair	Rachelle B. Chong, Chair
Kevin C. Melia	Kevin C. Melia	Kevin C. Melia
Andrew G. Mills	Rachelle B. Chong	David G. Turner*
Gary E. Haroian*

*	Mr. Turner served on the Compensation Committee until his resignation as director on August 1, 2006. Mr. Haroian subsequently joined the Compensation Committee to replace Mr. Turner.

Audit Committee

Our Audit Committee is currently composed of Messrs. Haroian, Melia and Mills. The Audit Committee met fourteen times and acted by unanimous written consent three times during the year ended December 31, 2006. Our Audit Committee provides direct contact between our independent registered public accounting firm and members of our Board, and our independent registered public accounting firm reports directly to the committee. The primary role of the Audit Committee is to assist our Board in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to shareholders and others, the internal control systems and disclosure controls established by management and the Board, the audit process and the qualifications, independence and performance of our independent registered public accounting firm. The Audit Committee is directly responsible for selecting, compensating, evaluating and, when necessary, replacing our independent registered public accounting firm. Our Audit Committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are set forth in our Code of Ethics.

The Board determined that the members of our Audit Committee are not only independent, but also are “financially literate” for purposes of NASDAQ rules (that is, able to read and understand financial statements).

Audit Committee Financial Experts

The Board has found that Messrs. Haroian and Melia qualify as “audit committee financial experts.” Mr. Haroian served as a Certified Public Accountant for a major public accounting firm prior to his career as an executive in the technology industry. He was Chief Financial Officer at Bowstreet, Inc., Concord Communications, Inc. and Stratus Technologies, Inc. and currently serves on the Audit Committees of Network Engines, Inc., Aspen Technologies, Inc., Embarcadero Technologies, Inc. and Phase Forward, Inc. Mr. Melia was Chief Financial Officer of Sun Microsystems Corporation from 1992 to 1994. Mr. Melia also serves as a member of the Audit Committees of Iona Technologies PLC and Radisys Corporation.

Nominating and Governance Committee

The current members of our Nominating and Governance Committee are Ms. Chong and Messrs. Melia and Mills. Our Nominating and Governance Committee’s responsibilities include providing recommendations to our Board regarding nominees for director and for membership on the committees of our Board. An additional function of the Nominating and Governance Committee is to develop corporate governance practices to recommend to our Board and to assist our Board in complying with those practices. Our Nominating and Governance Committee held four meetings and acted by unanimous written consent once during the year ended December 31, 2006.

Compensation Committee

The members of our Compensation Committee for 2006 were Ms. Chong and Messrs. Turner, Melia and Haroian. The purpose of the Compensation Committee is to discharge the responsibilities of our Board relating to compensation of our directors and executive officers and related matters, to review and make recommendations to the Board regarding employee compensation and benefit plans and programs generally and to administer our stock option plans. The full responsibilities of the Compensation Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.lightbridge.com or www.authorize.net. The Compensation Committee met eleven times and acted by unanimous written consent two times during the year ended December 31, 2006.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (i) was, during 2006, or had previously been, an officer or employee of the Company or its subsidiaries nor (ii) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company, in each case that would require disclosure under applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full Board) or an executive officer of any other entity, on the other hand.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table sets forth certain information as to the total remuneration paid to our non-employee Directors for the year ended December 31, 2006.

DIRECTOR COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2006

	Fees
	Earned or
	Paid in	Option	Total
Name	Cash ($)(1)	Awards ($)(2)	($)

Kevin C. Melia	$125,000	$85,913	$210,913
Gary E. Haroian	$71,000	—	$71,000
Andrew Mills	$63,000	$85,913	$148,913
Rachelle B. Chong	$62,000	$85,913	$147,913
David G. Turner(3)	$36,583	$85,913	$122,496

(1)	Includes retainer and meeting fees earned for 2006.

(2)	Option awards do not reflect compensation actually received by the non-employee director. Instead, the amounts in the Option Awards column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R. The amount reflects the SFAS 123 Black-Scholes value as of the date of grant, June 29, 2006. The Black-Scholes value is $8.59 per option (using a volatility of 59.6%, a risk-free rate of 5.18% and an expected term of 6.25 years). These options were fully vested upon the date of grant.

(3)	Mr. Turner resigned on August 1, 2006.

Director Compensation

Directors who are not our employees receive $2,000 for each Board meeting they attend and $1,000 for each meeting they attend of a committee of the Board on which they serve. Non-employee Directors (other than the Chairman of the Board) also receive an annual retainer of $20,000 for their services as Directors. In 2006, the Audit Committee Chair received an annual retainer of $10,000, the Compensation Committee Chair received an annual retainer of $6,000. Effective January 1, 2007, the annual retainers for the Audit Committee Chair and Compensation Committee Chair were increased to $15,000 and $10,000, respectively. Other committee chairs receive an annual retainer of $5,000 for their services as chairperson of a committee. Any non-employee Director who also serves as Chairman of the Board receives an annual all-inclusive retainer of $70,000 for the additional services, duties and responsibilities of the Chairman of the Board.

It has been our practice that Directors who are not our employees also receive stock option grants. Upon election to the Board of Directors, each non-employee Director receives options to purchase 25,000 shares of common stock, which vest in three equal annual installments. In addition, following each annual meeting of stockholders (or special meeting in lieu thereof), each non-employee Director re-elected to or remaining on the Board is granted fully vested options to purchase 10,000 shares of common stock, provided that:

•	any prior grants held by the Director have fully vested; or

•	at least two annual meetings of stockholders (or special meetings in lieu thereof) have elapsed between any prior grant made to the Director and the meeting upon which the subsequent grant would occur.

The exercise price per share of each option grant is equal to the closing price of our common stock on the date of such grant, as reported by The NASDAQ Global Market. Directors who are our employees are not entitled to receive any separate compensation for serving as Directors.

OUR EXECUTIVE OFFICERS

Background Information About Executive Officers

We currently have four executive officers. Mr. Donahue is also a Director and information about him appears above. Brief biographies for our other three executive officers follow. The ages of the executive officers are given as of April 24, 2007. You will find information about their holdings of common stock in the Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders table.

Timothy C. O’Brien Vice President, Finance and Administration, Chief Financial Officer and Treasurer	Mr. O’Brien has served as our Vice President, Finance and Administration, Chief Financial Officer (CFO) and Treasurer since June 2004. From June 2001 until April 2003, Mr. O’Brien served as Chief Financial Officer and board member of E Ink Corporation, a provider of visual communication technology. From June 2000 until May 2001, Mr. O’Brien served as Chief Financial Officer and board member of WebCT, Inc., a provider of e-learning systems for educational institutions. From March 1995 to March 2000, Mr. O’Brien served as Chief Financial Officer and board member of Ziff-Davis Holdings, Inc., a publishing and media company. Mr. O’Brien is 58 years old.

Roy Banks President, Authorize.Net Corp.	Mr. Banks has served as President of our Payment Processing Services business unit, Authorize.Net Corp., since October 2004. From March 2004 until October 2004, he served as General Manager of Authorize.Net Corp. From June 2000 until March

2004, he served as General Manager of InfoSpace, Inc., a provider and publisher of mobile content and applications in North America. From August 1999 until June 2000, Mr. Banks served as the Vice President of Business Development at Go2Net, Inc., an internet infrastructure provider. Mr. Banks is 40 years old.

Eugene J. DiDonato Vice President, General Counsel and Secretary	Mr. DiDonato has served as our corporate Secretary since April 2005 and as our Vice President and General Counsel since December 2000. He joined the Company in November 2000. From July 1997 to November 2000, Mr. DiDonato served as the Vice President and General Counsel of Peritus Software Services, Inc., a publicly traded software services company. From November 1993 to June 1997, Mr. DiDonato served as the Vice President and General Counsel of Cayenne Software, Inc. (formerly Bachman Information Systems, Inc.), a publicly traded software and services company. Mr. DiDonato is 50 years old.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Rachelle B. Chong, Chair
Gary E. Haroian
Kevin C. Melia

Compensation Discussion & Analysis

This Compensation Discussion & Analysis (CD&A) outlines our compensation philosophy, objectives and processes, while it sets forth the method for decision-making regarding executive compensation as well as some of the data and reasoning behind the decisions that are made. Elsewhere in this proxy statement are several tables setting forth the actual compensation for our named executive officers, together with associated narratives that explain the data contained in the tables. There is also a section detailing the compensation amounts related to termination of employment of each named executive in several different situations.

Overview

What person or group is responsible for determining the compensation levels of named executive officers?

The Compensation Committee of our Board of Directors determines compensation for the named executive officers and recommends to the Board compensation for Board members. In doing so, the Committee reviews the performance of the Company, assesses the performance of the individuals, and, as needed, confers with an independent compensation consultant about the competitive market for comparable executives. The Committee assesses the performance of the Company in part based on financial and business measures.

In 2006, the Committee retained the services of Pearl Meyer & Partners (PM&P), an independent compensation consultant, to prepare peer group and survey data, to assist with the review of overall executive and director compensation programs, to prepare documentation for our proxy statement, to assist us to understand applicable legal and regulatory requirements related to compensation, and to provide general compensation advice.

The Compensation Committee retains PM&P directly and relies on it for independent advice. In carrying out assignments, PM&P also works directly with Company management when necessary or appropriate and may seek input and feedback from management about its work product before presentation to the Compensation Committee.

What are the objectives of our compensation program for executive officers, and what is it designed to reward?

The Compensation Committee seeks to achieve three broad goals in connection with our Company’s executive compensation programs and decisions regarding individual compensation.

•	Structuring executive compensation programs in a manner that is designed to enable the Company to attract and retain key executives.

•	Rewarding executives based on the Company’s achievement of financial goals or individual management business objectives.

•	Providing executives with an equity interest in the Company so as to link a portion of their compensation with the performance of the common stock.

What are the elements of executive compensation?

We utilize three main components of compensation.

•	Base Salary — Fixed pay that takes into account an individual’s title, duties and responsibilities, experience, expertise and individual performance.

•	Annual Incentive/Bonus — Variable pay that is designed to reward the attainment of financial goals or management business objectives with target awards generally expressed as a percentage of base salary. Individual performance is also taken into consideration in some cases.

•	Long-Term Incentives (stock-based awards) — stock options and/or restricted stock awards, which vest based on continued service or achievement of financial measures.

Why do we choose to pay each element and how do we decide how much to pay?

The Compensation Committee determines the elements and levels of executive compensation. The Committee reviews executive compensation at least annually, although specific matters may be addressed at various times throughout the year. Determining compensation for any given year includes a review of appropriate market data, Company and individual performance, discussions among the Committee members and management, presentations to the Committee of proposed compensation for the year, and a review of the prior year’s compensation. From time to time, the Committee considers and makes off-cycle changes to an individual executive’s compensation as a result of changes in title, duties or responsibilities, or for retention or other business reasons.

Compensation elements include:

Base Salary

The Committee approves base salaries for executive officers based on a recommendation from the CEO (except with respect to the CEO’s base salary), appropriate market data provided by our compensation consultant, consideration of the internal management structure of the Company, and other relevant factors. Pursuant to its charter, our Nominating and Governance Committee, with participation from the Chairman of the Board, oversees the CEO’s annual performance evaluation. The Chairman of the Board of Directors, with the input from the Nominating and Governance Committee and the Board of Directors, recommends the

CEO’s base salary to the Compensation Committee, which approves, or recommends to the Board of Directors the approval of, such base salary. The CEO’s salary determination is considered and voted upon with the CEO absent from the discussion and vote. The Compensation Committee reviews base salaries each year and adjusts them appropriately to reflect market conditions, changes in duties or responsibilities, individual performance, general economic conditions and other relevant factors.

Current base salaries for executive officers are generally within the 50th percentile range of the market data (+/- 10%) provided by our compensation consultant. The CFO’s base salary is at the 75th percentile of the market data based on his experience, expertise and individual performance. The market data considered consists of peer group data and compensation survey data described below.

Annual Incentive/Bonus

Our annual incentive/bonus plan is designed to focus our executive officers on the execution of our business plan and the achievement of specific financial goals and individual management objectives each year. We believe that the annual incentive/bonus program is an effective tool to motivate our executives to achieve their goals and objectives and to create shareholder value.

Our annual incentive targets are stated as a percentage of base salary, as follows:

•	Mr. Donahue — 100%

•	Mr. O’Brien — 60%

•	Mr. Banks — 50%

•	Mr. DiDonato — 40%

J. Donald Oldham, the former President of our Telecom Decisioning Services (TDS) business, was not employed for the entire fiscal year and was not eligible for a bonus. His target percentage of base salary would have been 50%.

Each year, the Committee works with management to establish appropriate performance measures for the annual incentive plan. The Committee establishes payout targets under the annual incentive plan based on the performance of the Company with regard to the measures determined by the Committee early in the year and the achievement of individual management objectives. In 2006, there were three performance measures that determined the amount of the actual payout. These measures were weighted as follows:

•	Messrs. Donahue, O’Brien and DiDonato — 30% corporate earnings per share (EPS), 30% corporate revenue, and 40% individual management objectives

•	Mr. Banks — 30% business unit operating income, 30% business unit revenue, 10% corporate EPS, and 30% individual management objectives

Individual management objectives vary based upon the positions held, and reflect objectives such as managing costs and expenses, succession planning, management development, improving operating performance, maintaining regulatory compliance or fulfilling designated strategic or tactical business goals. Individual management objectives are designed to be achieved within the year, and it is more likely than not that such objectives will be met by the end of a given year.

In 2006, each executive officer other than the CEO had the potential to earn an incremental bonus equal to a percentage of a total pool that was based on corporate operating income in excess of goal. The percentage was the same as the percentage that each executive officer’s regular bonus was of the total bonuses paid to all participants in the pool for the year. The pool was funded if the Company exceeded its operating income goal for the year. In 2006, Messrs. O’Brien, Banks and DiDonato each received incremental bonuses in the respective amounts of $36,459, $23,737 and $17,850.

The Committee approved $192,430 of additional bonuses to be paid to the executive officers of the Company other than Mr. Oldham. This was done in recognition of exemplary performance by the executive officers and Company during a year that presented many challenges. For example, in 2006, the Company was notified that two significant TDS customers were terminating their relationships with the Company. The Company accordingly decided to exit the TDS business. The value of the Company’s stock increased approximately 63% in 2006 in spite of this development. The amount of such additional bonuses paid to each of the executive officers (other than Mr. Oldham) is set forth in the 2006 Summary Compensation Table below under the Bonus column. Mr. Oldham received a $25,000 sign-on bonus when he joined the Company.

Compensation under the annual incentive/bonus plan is believed by the Company and the Committee to be “performance based” under Section 162(m) of the Internal Revenue Code. As such, it is exempt from the limitation on deduction of such payments to an executive officer if total compensation exceeds $1.0 million in a fiscal year. However, the additional bonuses described in the preceding paragraph are not considered “performance based” and would not qualify for exemption from this limitation on deduction. However, taxable compensation for individual executive officers for base salary and discretionary bonus in 2006 did not exceed $1.0 million, making all such payments to the executives deductible.

Long-Term Incentives

The Compensation Committee approves all long-term incentive awards for the executive officers. The Committee’s approach is to keep equity compensation competitive within the 50th percentile of market data, yet reflective of an individual’s performance and long-term value to the Company.

Long-term incentives have typically been offered to executives at the Company in the form of time-vested stock options. Because restricted stock awards are generally made for significantly fewer shares of stock than are stock option awards, in 2006, we issued restricted stock awards to the executive officers (except the CEO) in order to help limit the overall equity dilution of the Company. We believe that equity compensation promotes long-term focus, helps to build shareholder value by aligning our executives’ interests with those of our shareholders, and helps us to retain key individuals. Equity awards are made at the fair market value of our common stock on the date of award.

Although our long-term incentive stock options have typically been time-vested instruments, Messrs. Donahue and O’Brien have been granted performance-vested stock options tied to our stock trading above certain levels for certain periods of time.

•	Stock Options — In 2006, the Committee granted 100,000 options to each of Mr. Donahue and Mr. Oldham; 40,000 options to Mr. Banks; 30,000 options to Mr. O’Brien; and 25,000 options to Mr. DiDonato. Mr. Oldham’s employment with the company was terminated on November 24, 2006 as a result of our decision to exit the TDS business.

•	Restricted Stock Awards — In 2006, the Committee issued restricted stock to Mr. O’Brien, Mr. Banks and Mr. DiDonato, each of whom received a time-vested restricted stock grant of 10,000 shares vesting quarterly over a four-year period. Restricted stock was utilized mainly to offer retention value to these executives and to limit dilution.

Other

The Company does not provide perquisites to executives. Executives are eligible for the standard benefits and programs available to all employees.

Timing of Long-Term Incentives

The Company does not currently have any program, plan or practice in place to time option or other equity awards to its executives or its other employees in coordination with the release of material non-public information. Typically, annual long-term incentives have been granted during the first quarter of the year. The precise timing of our annual long-term incentive awards may be affected by the availability of benchmark data, the completion of our evaluation process for a given year, and other circumstances. We plan to continue to approve our annual long-term incentives in the first quarter of a given year. If circumstances necessitate, additional grants may be made during the year. The Committee reserves the right to make awards in special situations and at special times if business circumstances necessitate, such as the hiring or retention of an employee.

Pay Mix

We utilize base salary, annual incentive/bonus and long-term incentives in our compensation mix because we believe they provide a balanced mix of fixed compensation (base salary) and variable compensation that balances short-term and long-term performance incentives and rewards. We endeavor to achieve employee retention through vesting schedules for long-term incentives. The mix of measures in the annual incentive/bonus plan serves to focus executives’ attention on the near-term performance needs of building the Company, while long-term incentives provide a focus on the long-term shareholder value. We believe this is the appropriate balance between near-term and long-term financial performance.

Currently, our pay mix is similar to that found among our peer group. However, we will evaluate the mix each year and may deviate from the peer group practice to incent or retain our executive officers.

Pay Levels and Benchmarking

Decisions with regard to the actual amount or value of compensation paid to each executive officer are based on a number of factors. These factors include objective compensation data representing pay levels in the marketplace, pay levels of other executives at a similar level within the Company, the individual’s title, duties and responsibilities within the Company, the individual’s particular experience and expertise, and the performance of the individual.

In determining pay levels, the Compensation Committee looks at all forms of compensation and benefits received by the executive. We have used tools such as tally sheets to assist in the review of the total compensation delivered to each executive officer in a given year. The tally sheets have also quantified the potential future value of the Committee’s current compensation decisions by tracking accumulated values related to stock options and possible termination payments.

The Committee assesses competitive market compensation using a number of sources. The primary data sources utilized for executive officer comparisons is the information publicly disclosed by companies within our 2006 peer group as provided by our independent compensation consultant. The peer group is made up of selected companies within our industry that have overall slightly higher revenue and market cap than the Company. We believe it is appropriate to utilize a peer group of larger companies based on our need to retain key executives and our goal to build the Company. We update the peer group as necessary to remain relevant and provide meaningful comparisons.

Peer group data is supplemented with published executive compensation surveys, which provide position-based compensation levels. The survey data that we utilize is made up of technology companies of similar size and scope to the Company. In 2006, the Compensation Committee retained PM&P to develop a competitive assessment of executive compensation, which provided the data necessary to assist us to make our compensation decisions.

In general, we compare market data for executive officers by similarity of position. While objective data is a good starting point for determining appropriate compensation, we recognize that there may be circumstances that warrant an adjustment or deviation from market data.

While the Committee, in making decisions regarding an individual executive officer’s target total compensation, relies heavily on the external competitive levels of compensation, it also considers other important circumstances that may warrant an adjustment or deviation from the benchmark data, particularly if it is necessary to further our goals of attracting, retaining and motivating an experienced and effective management team. Other factors we may consider include title, individual duties and responsibilities, individual performance, the difficulty of recruiting a new executive, individual experience and expertise, tenure, or the value of institutional knowledge.

The amount and mix of compensation that the Committee determines is considered within the context of both the objective data from our competitive assessment of compensation and discussion of the subjective factors as outlined above. We believe that each of the compensation packages for our executives is within the competitive range of pay practices when compared to objective comparative data, even where subjective factors have influenced our compensation decisions.

Employment and Executive Retention Agreements

The Company has an employment agreement with Mr. Donahue and executive retention agreements with its named executives.

The main provisions of the agreements pertain to termination of employment. Providing severance and benefits continuation allows the executive team to assess business situations objectively and without regard to the personal outcomes of implementing a sound business decision for the Company. For example, the executives may not objectively assess a merger opportunity if it would result in the executives being terminated without the safety of income being provided post-termination, even if the merger would produce very positive shareholder value.

The Company believes that the employment and retention agreements provide a reasonable level of security in the case of termination.

The Donahue Employment Agreement

In January 2005, the Company entered into an employment agreement with Mr. Donahue related to his employment as CEO, which was then amended in January 2007. The agreement does not state a specific term, but either party may terminate Mr. Donahue’s employment at any time with one month’s notice.

In the case of termination of employment by the Company without “cause” (as defined in the agreement), Mr. Donahue will continue to receive his base salary for a period of one year (paid on the normal payroll schedule unless such payments are required to be suspended or delayed under Internal Revenue Code (IRC) Section 409A. IRC Section 409A provides for a 6-month suspension of the Company’s obligation to pay such salary during such period, with unpaid salary accruing during such period. In addition, stock options under the First Stock Option (as described below) that would have become vested within one year of the termination become immediately vested at the date of termination and Mr. Donahue has until 90 days following the end of the salary continuation period to exercise the First Stock Option and the Second Stock Option (as described below). The First Stock Option consists of 250,000 options subject to time-based vesting over four years from the date of grant and the Second Stock Option consists of 150,000 options subject to performance-based vesting. In order to receive the salary continuation, Mr. Donahue is required to sign a release and severance agreement.

In the case of termination of employment within two years after a change-in-control (CIC) by the Company without cause or by the employee for “good reason” (as defined in the agreement), Mr. Donahue is entitled to (a) a lump-sum payment of 1.5 times his then-current base salary plus 1.5 times his bonus earned for the immediately preceding calendar year (unless that bonus has not been determined, in which case it is equal to 60% of the target bonus); (b) benefits continuation for 18 months, and (c) vesting of all unvested stock options.

In the event that the compensation paid to him as a result of a CIC would constitute an excess parachute payment (which triggers an excise tax under IRC Section 280G), Mr. Donahue has the right to cause the Company to reduce his compensation to avoid the tax. We believe this is beneficial to both the Company and the executive and is within the competitive norm of our peer group.

Executive Retention Agreements

Our executive retention agreements cover each of the current executive officers other than Mr. Donahue. We believe that the terms of the agreements are reasonable and fair to both the Company and the executives and are within the norm when compared to similar companies.

The retention agreements are for one-year terms with automatic renewal. Upon termination of employment within two years after a CIC by the Company without cause or by the employee for “good reason” (as defined in the agreements), each executive officer would receive (a) a lump sum payment of one times his then-current base salary plus one-times his bonus earned for the immediately preceding calendar year (unless that bonus has not been determined, in which case it is equal to 60% of the target bonus), (b) benefits continuation for 12 months, and (c) vesting of all unvested stock options.

In the event that the compensation paid to any of the executives as a result of a CIC would constitute an excess parachute payment (which triggers an excise tax under IRC Section 280G), he or she has the right to cause the Company to reduce his or her compensation to avoid the tax. Again, we believe this is beneficial to both the Company and the executive and is within the competitive norm of our peer group.

Benefits

Employee benefits received by executive officers are the same as those received by other employees. They include group life, accidental death and long-term disability coverage. The Company also maintains a 401(k) plan and pays matching amounts.

Tax and Accounting Considerations

The Compensation Committee and the Company consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to compensation. Section 162(m) of the IRC limits deduction of compensation paid to executive officers to $1,000,000 unless the compensation is “performance-based”. In the Company’s case, base salary, discretionary bonuses and time-vested restricted stock are not considered performance-based. Therefore, any taxable amount transferred or paid to the executives attributable to base salary, discretionary bonus or vesting on time-based restricted stock that is over $1.0 million is not a deductible compensation expense. Although base salaries and discretionary bonuses for our executive officers are not more than $1.0 million, amounts attributable to vesting on time-based restricted stock may result in non-deductibility.

When determining amounts of long-term incentive awards to executives and employees, we examine the accounting cost associated with the awards. Under Statement of Financial Accounting Standards No. 123 (revised 2004), grants of stock options, restricted stock, restricted stock units and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. We consider the prospective compensation expense for our long-term incentive awards to determine whether an accounting charge for them is acceptable in light of our financial situation.

While the Committee considers the tax and accounting effect of the compensation programs, there may be times when the Committee accepts a less advantageous tax and accounting outcome in order to achieve other goals, such as incentivizing and retaining executives.

Equity Ownership by Executives

The Company does not currently have a formal stock ownership requirement for executives. However, we encourage stock ownership by executives on a voluntary basis. Each of our named executives holds both vested and unvested stock options and, except for Mr. Donahue, vested and unvested restricted stock as shown in our Outstanding Equity Awards at 2006 Year End table. We review the vested and unvested holdings by our named executive officers and evaluate whether there is sufficient ownership or potential ownership to appropriately align the interests of the executives with those of the shareholders. We believe that currently no formal ownership requirement is necessary.

2006 SUMMARY COMPENSATION TABLE

						Non-Equity	All Other
				Stock	Option	Incentive Plan	Compensation
		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Estimated(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)

Robert E. Donahue	2006	$424,423	$80,250	$0	$1,610,076	$369,750	—	$2,484,499
President & CEO
Timothy C. O’Brien	2006	$319,808	$49,960	$20,913	$427,911	$203,500	—	$1,022,092
VP, Finance and Administration, Chief Financial Officer and Treasurer
Roy Banks	2006	$249,327	$25,000	$20,913	$237,952	$148,737	—	$681,929
President, Authorize.Net Corp.
Eugene J. DiDonato	2006	$234,616	$37,220	$20,913	$145,088	$99,630	—	$537,467
VP, General Counsel
J. Donald Oldham(6)	2006	$64,904	$25,000	$0	$70,539	—	—	$160,443
President, Telecom Decisioning Services

Notes:

1.	All executives, except for Mr. Oldham received a discretionary bonus at the end of the year. Mr. Oldham received a sign-on bonus in September 2006, in the amount of $25,000, which is reflected under the “Bonus” column.

2.	Reflects the 2006 compensation cost of stock awards over the requisite service period (excluding the impact of estimated forfeitures related to service-based vesting conditions). The awards reflect the 2006 compensation cost using a fair market value of $13.17, the closing price as of May 9, 2006. Detailed information on estimated future payouts can be found under the table “2006 Grants of Plan-Based Awards.”

3.	Option awards do not reflect compensation actually received by the named executive officer. Instead, the amounts in the Option Awards column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R (excluding the impact of estimated forfeitures related to service-based vesting conditions), and include amounts attributable to awards granted during and before 2006. Excluding the impact of estimated forfeitures related to service-based vesting conditions, assumptions made in the calculation of these amounts are included in Note 4, “Stock Based Compensation” to the Company’s consolidated financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2007.

4.	Reflects achievement of approximately 87.0% of Mr. Donahue’s target bonus of 100% of his base salary, 87.0% of Mr. O’Brien’s target bonus of 60% of his base salary, 87.0% of Mr. DiDonato’s target bonus of 40% of his base salary, and 100% of Mr. Banks’s target bonus of 50% of his base salary. Also reflects amounts paid under the incremental bonus pool for Messrs. Banks, O’Brien and DiDonato.

5.	All Other Compensation was less than $10,000 and therefore excluded.

6.	Mr. Oldham’s employment with the Company was terminated on November 24, 2006. The compensation paid to Mr. Oldham excludes severance payments made to him in connection with the termination of his employment by the Company without cause.

2006 GRANTS OF PLAN-BASED AWARDS

									All Other
								All Other	Option
								Stock	Awards:		Grant Date
								Awards:	Number of	Exercise or	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Securities	Base Price	of Stock
		Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards			Shares of	Underlying	of Option	and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	Option
Name	Grant Date(1)	($)	($)	($)	(#)	(#)	(#)	Units (#)	(#)	($/Sh)(3)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(m)

Robert E. Donahue	5/9/2006		$425,000						100,000	$13.17	$806,560
Timothy C. O’Brien	5/9/2006		$192,000					10,000	30,000	$13.17	$373,668
Roy Banks	5/9/2006		$125,000					10,000	40,000	$13.17	$454,324
Eugene J. DiDonato	5/9/2006		$94,000					10,000	25,000	$13.17	$333,340
J. Donald Oldham(4)	8/31/2006		$112,500						100,000	$11.90	$705,390

Notes:

1.	Stock option grants have a term of 10 years and vest as follows: 10% on the date of grant, 15% during the one-year period following the date of grant at a rate of 3.75% at the end of every three-month period, and the remaining 75% at a rate of 6.75% at the end of every three-month period thereafter. Mr. Oldham’s stock option grant vested as follows: 10% on the date of grant, 15% at the first anniversary of the date of grant, and the remaining 75% at a rate of 6.75% at the end of every three-month period thereafter. Awards of restricted stock vest in equal quarterly installments over a four-year period.

2.	For Mr. Donahue, target reflects 100% of base salary, for Mr. O’Brien, target reflects 60% of base salary, for Mr. Banks and Mr. Oldham, target reflects 50% of their respective base salary, and for Mr. DiDonato, target reflects 40% of base salary. Does not include potential payouts under incremental bonus pool.

3.	The exercise price of the option grants corresponds with the fair market value of the Company’s common stock on the date of grant.

4.	Mr. Oldham’s employment with the Company was terminated on November 24, 2006. The target amount in column (d) assumes Mr. Oldham was employed for the entire year.

OUTSTANDING EQUITY AWARDS AT 2006 YEAR-END

	Option Awards					Stock Awards
			Equity					Equity	Equity
			Incentive					Incentive	Incentive
			Plan Awards					Plan Awards	Plan Awards
									Market or
			Number of					Number of	Payout Value of
	Number of	Number of	Securities				Market Value	Unearned	Unearned
	Securities	Securities	Underlying			Number of	of Shares or	Shares, Units or	Shares, Units or
	Underlying	Underlying	Unexercised	Option		Shares or Units	Units of Stock	Other Rights	Other Rights
	Unexercised	Unexercised	Unearned	Exercise	Option	of Stock That	That Have Not	That Have Not	That Have Not
	Options	Options	Options	Price	Expiration	Have Not Vested	Vested	Vested	Vested
Name	(#) Exercisable	(#) Unexercisable	(#)	($)	Date(1)(2)	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Robert E. Donahue	16,665	8,335	0	$8.80	01/15/2014	—	—	—	—
	300,000	0	0	$3.76	08/04/2014
	109,375	140,625	0	$6.11	01/07/2015
	50,000	100,000	0	$6.11	01/07/2015
	17,500	82,500	0	$13.17	05/09/2016

Timothy C. O’Brien	140,625	109,375	0	$5.50	07/01/2014			—	—
	32,812	42,188	0	$6.16	01/13/2015
	50,000	0	0	$5.92	04/27/2015
	6,150	23,850	0	$13.17	05/09/2016	8,750	$118,475

Roy Banks	37,500	22,500	0	$6.36	04/01/2014			—	—
	8,438	6,562	0	$4.67	09/15/2014
	12,500	12,500	0	$4.90	10/01/2014
	43,750	56,250	0	$6.16	01/13/2015
	7,000	33,000	0	$13.17	05/09/2016	8,750	$118,475

Eugene J. DiDonato	40,000	0	0	$9.00	11/22/2010			—	—
	20,000	0	0	$7.00	08/05/2012
	45,237	14,763	0	$7.70	02/09/2014
	7,875	7,125	0	$4.67	09/15/2014
	24,215	25,785	0	$6.16	01/13/2015
	6,756	18,244	0	$13.17	05/09/2016	8,750	$118,475

J. Donald Oldham(3)	10,000	0	0	$11.90	08/31/2016	—	—	—	—

Notes:

1.	The option grants to Messrs. O’Brien, Banks, DiDonato and Oldham in the respective amounts of 250,000, 60,000, 40,000 and 100,000 vest 10% on the grant date, 15% on the first anniversary of the grant date, and 6.75% at the end of every three-month period thereafter. The 25,000 option grant to Mr. Donahue vests in three equal annual installments. The 300,000 option grant to Mr. Donahue vested in the amount of 100,000 on the date of grant and the balance based on the achievement of certain stock price targets, which have been met. The 50,000 option grant to Mr. O’Brien vested based on the achievement of certain stock price targets, which have been met. The 150,000 option grant to Mr. Donahue vests as follows: 50,000 shares each upon the average stock price achieving $12.50, $15.00 and $17.50 over a designated period. All other option grants vest as follows: 10% vest on the date of grant, 15% during the year period following the date of grant at the rate of 3.75% at the end of every three-month period, and the remaining 75% vest at the rate of 6.75% at the end of every three-month period thereafter

2.	All option grants have a 10-year term. The option grant dates are 10 years prior to the expiration dates.

3.	Mr. Oldham’s employment with the Company was terminated on November 24, 2006.

OPTION EXERCISES AND STOCK AWARDS VESTED DURING 2006

	Option Awards		Stock Awards
	Number of		Number of	Value
	Shares Acquired	Value Realized	Shares Acquired	Realized
	on Exercise	Upon Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Robert E. Donahue	—	—	—	—
President & Chief Executive Officer
Timothy C. O’Brien(1)	—	—	625	$7,019
VP, Finance and Administration, Chief Financial Officer and Treasurer			625	$8,569
Roy Banks(1)	—	—	625	$7,019
President, Authorize.Net Corp.			625	$8,569
Eugene J. DiDonato(1)	—	—	625	$7,019
VP, General Counsel			625	$8,569
J. Donald Oldham(2)	—	—	—	—
President, Telecom Decisioning Services

Notes:

1.	Dates of Vesting of Restricted Stock Awards: August 9, 2006 and November 9, 2006 at a fair market value of $11.23 and $13.71, respectively.

2.	Mr. Oldham’s employment with the Company was terminated on November 24, 2006.

POTENTIAL POST-EMPLOYMENT PAYMENTS

The tables below reflect the compensation and benefits due to each of the named executive officers in the event of termination of employment. The compensation and benefits payable to each named executive officer upon (i) a termination in the normal course of business for cause, upon voluntary resignation or upon retirement, disability or death, (ii) a termination in the normal course of business by the Company without cause, (iii) a termination following a change in control for cause, upon voluntary resignation or upon retirement, disability or death, or (iv) a termination following a change of control by the Company without cause or by the employee for good reason. The amounts shown assume that each termination of employment was effective as of December 31, 2006, and the fair market value of our common stock was $13.54, the closing price of our common stock on The NASDAQ Global Market on December 29, 2006, the last trading day of the year. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment. The actual amounts to be paid can only be determined at the time of the termination of employment. Generally, a change in control, as defined in the employment and executive retention agreements and equity plan documents, occurs when a person acquires greater than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, the stockholders of the Company approve a merger or consolidation other than one which results in the voting securities of the Company prior to such merger or consolidation continuing to represent more than fifty percent (50%) of the voting securities of the surviving entity after such merger or consolidation, or the stockholders of the Company approve a plan of liquidation or sale or disposition of all or substantially all of the Company’s assets. Generally, termination of employment by an executive officer for “good reason” as defined in the employment and executive retention agreements means a significant reduction in an employee’s duties, a reduction in the employee’s base salary, or a relocation of the employee’s primary office of more than 35 miles. Generally, termination of employment by the Company for “cause” as defined in the employment and executive retention agreements means commission of a felony, fraud or theft of Company property, material breach of agreements between the Company and the executive or of Company policies and procedures, or willful refusal or failure by an executive to perform his duties subject to notice and cure.

Table 1:	Termination in Normal Course of Business For Cause, Voluntary, Retirement, Disability, or Death

	Cash Severance(1)				Equity			Cutback of I.R.C
						Value of		Golden Parachute Excise
			Bonus		Value of Vested	Accelerated	Benefits	Tax Resulting From
	Base Salary		(Pro-Rata)		Equity	Unvested Equity	Continuation(6)	Change In Control(7)	Total
Name	Multiple	$	Multiple	$	$	$	$	$	$
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)

Robert E. Donahue	N/A	N/A	N/A	N/A	$4,203,623	N/A	N/A	N/A	$4,203,623

Timothy C. O’Brien	N/A	N/A	N/A	N/A	$1,772,978	N/A	N/A	N/A	$1,772,978

Roy Banks	N/A	N/A	N/A	N/A	$794,476	N/A	N/A	N/A	$794,476

Eugene J. DiDonato	N/A	N/A	N/A	N/A	$844,567	N/A	N/A	N/A	$844,567

J. Donald Oldham	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Table 2:	Termination in Normal Course of Business Without Cause

	Cash Severance(1)(2)				Equity(5)			Cutback of I.R.C
						Value of		Golden Parachute Excise
			Bonus		Value of Vested	Accelerated	Benefits	Tax Resulting From
	Base Salary		(Pro-Rata)		Equity	Unvested Equity(3)	Continuation(6)	Change In Control(7)	Total(8)
Name	Multiple	$	Multiple	$	$	$	$	$	$
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)

Robert E. Donahue	1	$425,000	N/A	N/A	$4,203,623	$464,375	N/A	N/A	$5,092,998

Timothy C. O’Brien	N/A	N/A	N/A	N/A	$1,772,978	N/A	N/A	N/A	$1,772,978

Roy Banks	N/A	N/A	N/A	N/A	$794,476	N/A	N/A	N/A	$794,476

Eugene J. DiDonato	N/A	N/A	N/A	N/A	$844,567	N/A	N/A	N/A	$844,567

J. Donald Oldham	0.5	$112,500	N/A	N/A	$16,400	N/A	$1,620	N/A	$130,520

Table 3:	Termination after a CIC For Cause, Voluntary, Retirement, Disability, or Death

	Cash Severance(1)				Equity(5)			Cutback of I.R.C
						Value of		Golden Parachute Excise
			Bonus		Value of Vested	Accelerated	Benefits	Tax Resulting From
	Base Salary		(Pro-Rata)		Equity	Unvested Equity(3)	Continuation(6)	Change In Control(7)	Total
Name	Multiple	$	Multiple	$	$	$	$	$	$
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)

Robert E. Donahue	N/A	N/A	N/A	N/A	$4,203,623	$519,145	N/A	$0.00	$4,722,768

Timothy C. O’Brien	N/A	N/A	N/A	N/A	$1,772,978	$659,011	N/A	$0.00	$2,431,989

Roy Banks	N/A	N/A	N/A	N/A	$794,476	$517,562	N/A	$0.00	$1,312,038

Eugene J. DiDonato	N/A	N/A	N/A	N/A	$844,567	$232,467	N/A	$0.00	$1,077,034

J. Donald Oldham	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Table 4:	Termination after a CIC Without Cause or for Good Reason

	Cash Severance(1)(2)				Equity(5)			Cutback of I.R.C
						Value of		Golden Parachute Excise
			Bonus		Value of Vested	Accelerated	Benefits	Tax Resulting From
	Base Salary		(Pro-Rata)		Equity	Unvested Equity(4)	Continuation(6)	Change In Control(7)	Total(8)
Name	Multiple	$	Multiple	$	$	$	$	$	$
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)

Robert E. Donahue	1.5	$637,500	1.5	$592,500	$4,203,623	$1,099,614	$21,760	$(123,768)	$6,431,229

Timothy C. O’Brien	1	$320,000	1	$221,692	$1,772,978	$1,258,784	$3,531	$0.00	$3,576,985

Roy Banks	1	$250,000	1	$123,003	$794,476	$814,336	$14,506	$0.00	$1,996,321

Eugene J. DiDonato	1	$235,000	1	$123,003	$844,567	$405,696	$14,442	$0.00	$1,622,708

J. Donald Oldham	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Notes:

1.	Mr. Donahue has an employment agreement and the other named executives have retention agreements with the Company as described above.

2.	Under Table 2, Mr. Donahue receives cash severance payments equal to 1 times his base salary and twelve months of benefits continuation for a termination and Mr. Oldham received cash severance payments equal to .5 times his base salary and 6 months of benefits continuation in connection with the termination of his employment by the Company without cause on November 24, 2006. Generally, it has been the practice of the Company to provide severance payments to executives who have been terminated without cause equal to 1 times their base salary and benefits continuation for 12 months.

All executives, except Mr. Donahue and Mr. Oldham, receive lump-sum cash severance equal to 1 times base salary and 1 times bonus earned for the immediately preceding calendar year in the event of termination by the Company without cause or for resignation for good reason within 24 months after a CIC. Mr. Donahue receives lump-sum cash severance equal to 1.5 times base salary and 1.5 times bonus earned for the immediately preceding calendar year in the event of termination by the Company without cause or for resignation for good reason within 24 months after a CIC. Mr. Oldham’s employment with the Company was terminated on November 24, 2006.

3.	Under Table 2, for Mr. Donahue, the value of unvested equity represents the value of shares under the First Stock Option that are scheduled to vest within one year following the date of termination. Under Table 3, the value of unvested equity includes all unvested options and restricted stock awards under the Company’s 2004 Stock Incentive Plan that are assumed to have fifty percent (50%) of the unvested shares accelerated as of December 31, 2006 (except with respect to Mr. Donahue’s Second Stock Option) and all unvested options under the Company’s 1996 Incentive and Non-Qualified Stock Option Plan, as amended (the “1996 Plan”), and the 1998 Non-Statutory Stock Option Plan, as amended (the “1998 Plan”), that are assumed to have an additional one year of unvested shares vested as of December 31, 2006. Mr. Donahue’s Employment Agreement was amended in January 2007 to provide that the Second Stock Option would be subject to accelerated vesting in a change in control as provided under the Company’s 2004 Stock Incentive Plan. The amounts shown represent the spread of the accelerated options assuming a fair market value of $13.54, the closing price of the Company’s common stock as of December 29, 2006.

4.	All unvested options are assumed to have accelerated as of December 31, 2006 upon termination for all the executives, except in the case of Mr. Donahue. For Mr. Donahue, the value of the unvested equity value represents (i) the acceleration of awards pursuant to the First Stock Option and the 300,000 stock options granted on August 4, 2004, and (ii) all other unvested options under the Company’s 2004 Stock Incentive Plan that are assumed to have fifty percent (50%) of the unvested shares accelerated as of December 31, 2006 (except with respect to the Second Stock Option) and all unvested options under the 1996 Plan and 1998 Plan that are assumed to have an additional one year of unvested shares vested as of December 31, 2006. The amounts shown represent the spread of the accelerated options assuming a fair market value of $13.54, the closing price as of December 29, 2006. Mr. Donahue’s Employment Agreement was amended in January 2007 to provide for vesting of all unvested stock options in the event of termination without cause or for good reason within 24 months after a CIC. One-half of all unvested restricted stock awards is assumed to have accelerated as of December 31, 2006.

5.	See Outstanding Equity Awards at 2006 Year-End table for the vesting status of each executive’s equity awards as of December 31, 2006.

6.	Benefits are continued for 12 months for all executives other than Mr. Donahue and Mr. Oldham. Mr. Donahue’s benefits are continued for 18 months. Mr. Oldham’s benefits would have been continued for six months.

7.	Represents the amount that would be cut back so that the executive does not trigger the Golden Parachute excise tax under Section 280G of the IRC. Under their agreements, each executive who triggers the Golden Parachute excise tax has the right to have his benefits cutback to the point where the tax would not apply, unless paying the tax would provide a better after-tax answer. We performed the excise tax calculations using the following assumptions: $13.54 as the fair market value of the Company’s stock on December 29, 2006, and any other assumptions contained in the footnotes above.

8.	All severance and benefits are subject to the executive signing a release and separation agreement.

EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2006 regarding securities authorized for issuance under our existing equity compensation plans and arrangements, divided between plans approved by our stockholders and plans or agreements that were not required to be and were not submitted to our stockholders for approval.

				Number of Shares Remaining
	Number of Shares		Weighted-Average	Available for Future
	to be Issued Upon		Exercise Price of	Issuance Under Equity
	Exercise of		Outstanding	Compensation
	Outstanding Options,		Options,	Plans (Excluding Shares
Plan category	Warrants and Rights		Warrants and Rights	Reflected in Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by stockholders	2,799,286	(1)	$7.19	4,984,522

Equity compensation plans not approved by stockholders	195,075	(2)	8.73	—
Total	2,994,361		$7.29	4,984,522

(1)	Includes shares of common stock issuable pursuant to stock option plans that we assumed in connection with our acquisitions of Coral Systems, Inc. in November 1997 and Corsair Communications, Inc. in February 2001.

(2)	Options granted under equity compensation plans not approved by stockholders have been approved on substantially similar terms and conditions as those granted under plans approved by stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

The following table sets forth information as of April 24, 2007 with respect to the beneficial ownership of our common stock by (i) each person that we know owns of record or beneficially more than 5% of the outstanding common stock, (ii) the persons named in the Summary Compensation Table, (iii) each director, including each nominee for re-election, and (iv) all current executive officers and directors as a group. As of April 24, 2007, there were 28,087,007 shares of common stock outstanding.

	Number of		Total Shares
	Shares	Right to	Beneficially
Names and Addresses of Beneficial Holders(1)	Owned(2)	Acquire(3)	Owned	Percent

Wells Fargo & Company(4)	4,264,137	—	4,264,137	15.18%
420 Montgomery Street San Francisco, CA 94104
Wells Capital Management Incorporated
Wells Fargo Bank, National Association
Wells Fargo Funds Management, LLC
Barclays Global Investors, NA	2,058,483	—	2,058,483	7.33%
Barclays Global Fund Advisors
Barclays Global Investors, LTD
Barclays Global Investors Japan Trust and Banking Company Limited
Barclays Global Investors Japan Limited
Dimensional Fund Advisors, Inc.(6)	1,373,637	—	1,373,637	4.89%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Robert E. Donahue	15,000	600,311	615,311	2.14%
Timothy C. O’Brien	1,672	145,711	147,383	*
Eugene J. DiDonato	1,227	135,089	136,316	*
Roy Banks	1,338	27,988	29,326	*
Andrew G. Mills	17,500	80,000	97,500	*
Rachelle B. Chong	8,684	73,553	82,237	*
Kevin C. Melia	23,900	45,000	68,900	*
Gary E. Haroian	—	16,665	16,665	*
All current directors and executive officers as a group (8 persons)	69,321	1,124,317	1,193,638	4.09%

*	Less than one percent.

(1)	The address of our executive officers and directors is in care of Authorize.Net Holdings, Inc., 293 Boston Post Road West, Suite 220, Marlborough, Massachusetts 01752.

(2)	Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Excludes shares that may be acquired through the exercise of stock options or other rights.

(3)	Represents shares that can be acquired through the exercise of stock options or other rights through June 23, 2007.

(4)	The “Number of Shares Owned” is based on information contained in a report on Schedule 13G, filed with the SEC on February 8, 2007. The report states that:

• Wells Fargo & Company has sole voting power with respect to 4,219,417 shares and sole dispositive power with respect to 4,186,237 shares.

• Wells Capital Management Incorporated has sole voting power with respect to 878,792 shares and sole dispositive power with respect to 4,097,282 shares.

• Wells Fargo Funds Management, LLC has sole voting power with respect to 3,262,725 shares and sole dispositive power with respect to 88,955 shares.

(5)	The “Number of Shares Owned” is based on information contained in a report on Schedule 13G, filed with the SEC on January 31, 2007. The report states that:

• Barclays Global Investors, NA has sole voting power with respect to 1,544,772 shares and sole dispositive power with respect to 1,644,152 shares.

• Barclays Global Fund Advisors has sole voting power with respect to 414,331 shares and sole dispositive power with respect to 414,331 shares.

• Barclays Global Investors, LTD has sole voting power with respect to 0 shares and sole dispositive power with respect to 0 shares.

• Barclays Global Investors Japan Trust and Banking Company Limited has sole voting power with respect to 0 shares and sole dispositive power with respect to 0 shares.

• Barclays Global Investors Japan Limited has sole voting power with respect to 0 shares and sole dispositive power with respect to 0 shares.

(6)	The “Number of Shares Owned” is based on information contained in a report on Schedule 13G, filed with the SEC on February 1, 2007. The report states that Dimensional Fund Advisors, Inc. has sole voting power and shared dispositive power with respect to the shares indicated.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to report to the SEC their stock ownership at the time they become an executive officer, director or ten-percent stockholder and any subsequent changes in ownership. These executive officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these reports, we believe that all Section 16(a) reports applicable to our executive officers, directors and ten-percent shareholders during the year ended December 31, 2006 were filed on a timely basis.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The following is a report of the Audit Committee describing the policies and procedures that it employed in reviewing the Company’s financial statements for the year ended December 31, 2006 and related matters.

In accordance with its written charter, the primary role of the Audit Committee is to assist our Board in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to shareholders and others, the internal control systems and disclosure controls established by management and the Board, the audit process and the independent auditors’ qualifications, independence and performance.

Management is responsible for the internal controls and preparation of the Company’s financial statements. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an integrated audit of its consolidated financial statements and management’s assessment of the effectiveness of its internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing opinions on the financial statements and management’s assessment of the effectiveness of its internal controls over financial reporting. The Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the Company’s internal controls, financial reporting practices and audit process.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements and its internal controls over financial reporting for the fiscal year ended December 31, 2006 with management and the independent registered public accounting firm. As part of this review, the Audit Committee discussed with Deloitte & Touche LLP the communications required by the standards of the PCAOB, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The Audit Committee has received from Deloitte & Touche LLP a written statement describing all relationships between that firm and the Company that might bear on the independent registered public accounting firm’s independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee has discussed the written statement with the independent registered public accounting firm, and has considered whether the independent registered public accounting firm’s provision of consultation and other non-audit services to the Company is compatible with maintaining the registered public accounting firm’s independence.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements and assertions on internal controls over financial reporting be included in its Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Gary E. Haroian, Chair
Kevin C. Melia
Andrew G. Mills

Our Independent Registered Public Accounting Firm

Deloitte & Touche LLP has been selected by the Audit Committee of the Board as the independent registered public accounting firm to perform an integrated audit of our consolidated financial statements and internal controls over financial reporting for the year ending December 31, 2007. Deloitte & Touche LLP also served as our independent registered public accounting firm in 2006. We expect that representatives of Deloitte & Touche LLP will attend the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees for Professional Services

The following is a summary of the fees for professional services billed or expected to be billed by Deloitte & Touche LLP for the years ended December 31, 2006 and December 31, 2005:

	Fees
Fee category	2006	2005

Audit Fees	$1,245,000	$1,009,000
Audit-Related Fees	51,000	41,000
Tax Fees	459,000	237,000
All Other Fees	—	—

Total Fees	$1,755,000	$1,287,000

Audit Fees.  Audit Fees represent fees for professional services performed by Deloitte & Touche LLP for the integrated audit of our annual financial statements and the Company’s internal controls over financial reporting and the review of our quarterly financial statements, as well as services that are normally provided in connection with statutory and regulatory filings or engagements and related expenses. In 2005, audit fees included fees incurred in connection with the previously disclosed restatement of our 2004 annual financial statements and the filing of a related amendment to our Annual Report on Form 10-K for the year ended December 31, 2004.

Audit-Related Fees.  Audit-Related Fees represent fees for assurance and related services performed by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of our financial statements, including consultation on accounting standards or accounting for transactions. Audited-Related fees consist of fees for audits of and consultation services related to employee benefit plans and services for due diligence and other consultation services related to mergers and acquisitions.

Tax Fees.  Tax Fees represent fees for professional services performed by Deloitte & Touche LLP with respect to tax compliance, tax advice and tax planning and related expenses. These services include assistance with the preparation of federal, state, and foreign income tax returns.

All Other Fees.  All Other Fees represent fees for products and services provided by Deloitte & Touche LLP, other than those disclosed above.

Pre-Approval Policies and Procedures

At present, our Audit Committee approves each engagement for audit or non-audit services before we engage Deloitte & Touche LLP to provide those services. All such audit and non-audit services require pre-approval by the Audit Committee.

Our Audit Committee has not established any pre-approval policies or procedures that would allow our management to engage Deloitte & Touche LLP to provide any specified services with only an obligation to notify the Audit Committee of the engagement for those services. None of the services provided by Deloitte & Touche LLP for 2006 were obtained in reliance on the waiver of the pre-approval requirement afforded in SEC regulations.

Whistleblower Procedures

In our Code of Ethics, our Audit Committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

OTHER MATTERS

Other Business

Neither the Company nor our Board intends to propose any matters of business at the meeting other than those described in this proxy statement. Neither we nor our Board know of any matters to be proposed by others at the meeting.

Stockholder Proposals for 2008 Annual Meeting

In order to be eligible for inclusion in our proxy statement and form of proxy for the 2008 Annual Meeting of Stockholders, stockholder proposals must comply with SEC Rule 14a-8 and any other applicable rules, and must be delivered to our Secretary at our address set forth on the notice of meeting appearing on the cover of this proxy statement at least 120 days prior to the anniversary date of the mailing of this proxy statement. This proxy statement was sent on or about May 15, 2007, so the date by which proposals are required to be received under Rule 14a-8 will be approximately January 16, 2008.

Section 3.7 of our by-laws requires that a stockholder who wishes to bring an item of business before the annual meeting must provide notice of such item of business to our Secretary at our corporate offices not less than 60 days prior to the anniversary date for such meeting, that is no later than March 29, 2008, even if the item is not to be included in our proxy statement. The same deadline applies to the nomination by a stockholder of a candidate for election to the Board. Our by-laws contain a number of other substantive and procedural requirements, which should be reviewed by any interested stockholder. This description is qualified in its entirety by the text of our by-laws, to which readers are referred for additional information.

SEC rules require us to disclose in our proxy materials certain information about candidates for nomination to the Board who are recommended by a stockholder or group of stockholders owning more than 5% of our common stock. The deadline for notice to us of such a recommendation is 120 days prior to the anniversary date of mailing of this proxy statement, or approximately January 16, 2008.

SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS
AUTHORIZE.NET HOLDINGS, INC.
f/k/a Lightbridge, Inc.
Friday, June 29, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEE FOR DIRECTOR.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE
OR BLACK INK AS SHOWN HERE ☑

1. Election of Director:				If this proxy is properly executed and returned, the shares represented hereby will be voted. If a choice is specified with respect to the matters to be acted upon, the shares will be voted upon the matters in accordance with the specifications made.
☐	FOR NOMINEE	NOMINEE: Rachelle B. Chong

☐	WITHHOLD AUTHORITY FOR THE NOMINEE			IN THE ABSENCE OF ANY SPECIFICATION, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEE FOR DIRECTOR NAMED ON THIS PROXY.

PLEASE MARK, SIGN, DATE AND RETURN CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

AUTHORIZE.NET HOLDINGS, INC.
f/k/a Lightbridge, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Special Meeting in Lieu of 2007 Annual Meeting of Stockholders — June 29, 2007
     The undersigned stockholder of Authorize.Net Holdings, Inc. (the “Company”) hereby appoints John D. Patterson, Jr., Timothy C. O’Brien and Eugene J. DiDonato and each or any of them, proxies, with full power of substitution to each and to each substitute appointed pursuant to such power, of the undersigned to vote all shares of common stock of the Company that the undersigned may be entitled to vote at the Special Meeting in Lieu of 2007 Annual Meeting of Stockholders of the Company to be held on Friday, June 29, 2007, and at any and all adjournments thereof (the “Meeting”), with all powers the undersigned would possess if personally present. The proxies are authorized to vote as indicated on the reverse side upon the matters set forth on the reverse side and in their discretion upon all other matters that may properly come before the Meeting. The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Special Meeting in Lieu of 2007 Annual Meeting of Stockholders and Proxy Statement for the Meeting and hereby revokes all proxies, if any, heretofore given by the undersigned to others for said Meeting.
(IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE)